Exhibit 11
                      Microware Systems Corporation
             Computation of Net Earnings (Loss) per Share (1)
            (Amounts in thousands, except per share amounts)

                                     Three months ended     Six months ended
                                        September 30,         September 30,
                                     --------------------  -------------------
                                        1997        1996     1997       1996
                                     --------   --------   --------   --------
Net (loss) earnings                   ($3,586)      $767   ($5,768)    $1,514
                                     ========   ========   ========   ========

Reconciliation of weighted average
   number of shares outstanding
   to amount used in net (loss)
   earnings per share computation:
    Weighted average number of
       common shares outstanding       14,422     13,624     14,250     13,116
    Dilutive effect of warrants           -          692        -          591
    Dilutive effect of options            -        1,971        -        2,193
                                     --------   --------   --------   --------
                                       14,422     16,287     14,250     15,900
                                     ========   ========   ========   ========

Net (loss) earnings per share        ($0.25)      $0.05     ($0.40)     $0.10
                                     ========   ========   ========   ========

(1) See Note 1 of Notes to the Consolidated Financial Statements.